UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 29, 2024, Norfolk Southern Corporation reposted a post on X with a link to an article from @TrainsMagazine.

The post from @TrainsMagazine contained the following text:

NS CEO Alan Shaw addressed the proxy fight at a shippers conference in Atlanta.

The following is the article that was linked in the @TrainsMagazine post:

Amid proxy battle, Norfolk Southern CEO defends railroad’s strategy and notes support from customers, regulators, and rail labor

By Bill Stephens | February 29, 2024

Activist investor’s proposals would represent a step backward for the railroad industry, CEO Alan Shaw says

[IMAGE OF ALAN SHAW]

ATLANTA — Norfolk Southern CEO Alan Shaw, who has been a punching bag for the activist investors who are trying to oust him, defended the railroad’s growth strategy at a shipper conference today.

“I am fighting. I am fighting for what’s right and I am fighting for the industry,” Shaw told the Southeast Association of Rail Shippers. “And frankly I did that all last year.”

Cleveland-based Ancora Holdings has said that one of the catalysts for its proxy battle was the Feb. 3, 2023, hazardous materials derailment in East Palestine, Ohio. Ancora has been highly critical of the railroad’s response to the wreck, as well as its safety record, its financial and operational performance, and its management team.

Ancora also questions Shaw’s resiliency strategy, which reduces the emphasis on the operating ratio and maintains resources during downturns so that the railroad is ready to handle an eventual traffic rebound.

But Shaw says the NS plan to balance service, productivity, and growth is “a pivot away from that near-term quarterly grind on just O.R., where O.R. was the only focus,” he says.

Ancora says Shaw’s strategy is flawed and will lead only to continued financial underperformance compared to the other Class I railroads.

Shaw says the only way railroads can grow is by making investments in service.

“I’m a finance guy. The math has to work for me. And I’m looking at the rail industry, and I’m looking at an industry that is less expensive than truck, safer than truck, offers more capacity than truck, offers a sustainability advantage relative to truck. But guess what? It doesn’t grow,” Shaw says. “And why doesn’t the rail industry grow relative to truck? Rails have historically underinvested in service. And as a result whenever there’s an economic upturn — and there always is — rails never have the number of resources that we need. So we would offer a lousy service product every two to three years, and we’d miss all kinds of revenue upside which would have provided a lot of value to our bottom line and to our shareholders.”

Railroads need to shift away from a short-term focus, Shaw says.

“I believe that our strategy is the right way forward in the rail industry. It’s a choice,” Shaw says. “Do we want to go back 10, 15 years where it’s just a grind on next quarter’s operating ratio? Or is it one in which we say there’s a lot of growth prospects out here if we work closely with our customers, with our craft colleagues, with our regulators, and grow?”

NS must improve its profit margins, Shaw says, if it is to deliver top-tier earnings and revenue growth. “Ultimately shareholders want companies that can grow. And that’s what we’re delivering,” he says.

The East Palestine derailment put NS and the rest of the industry under intense scrutiny, with some even questioning whether NS should be shut down. Shaw, who was in the hot seat at two U.S. Senate hearings and two state senate hearings, says NS successfully navigated through the crisis in a way that protected the railroad, its shareholders, and the industry.

NS led the Class I railroads last year with a 42% reduction in its mainline accident rate, Shaw notes. NS continues to invest in safety technology and is working with rail labor and an independent safety consultant to improve its safety culture.

And now NS is focused on improving productivity and service, he says, noting that customers, other railroads, regulators, and rail labor all support the NS “better way forward” strategy. “Think about what kind of odd coalition that is,” Shaw says.

“When you can pull together customers and regulators and labor right on the heels of really difficult labor negotiations, and when at this time last year regulators were being asked if they should shut us down, that tells you that we’re doing the right things,” Shaw says.

Ancora has proposed a majority slate of eight board candidates and has proposed former UPS President and Chief Operating Officer Jim Barber as CEO and former CSX Executive Vice President of Operations Jamie Boychuk as chief operating officer.

###

Important Additional Information and Where to Find It

The Company has filed a preliminary proxy statement on Schedule 14A containing a form of WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). The proxy statement is in preliminary form and Norfolk Southern intends to file and mail a definitive proxy statement (the “2024 Proxy Statement”) to shareholders of Norfolk Southern. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the preliminary proxy statement, 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in the Company’s preliminary proxy statement for the 2024 Annual Meeting, filed with the SEC on February 26, 2024, and will be included in Norfolk Southern’s 2024 Proxy Statement, once available. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the preliminary proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Forward Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward- looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward- looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

3